136025582v.11

UNSECURED SUBORDINATED TERM PROMISSORY NOTE

$53,705,000.00February 12, 2024Dallas, Texas

Section 1.  Promise to Pay.  For and in consideration of value received, the undersigned, Kronos Worldwide, Inc., a corporation duly organized under the laws of the state of Delaware (“Borrower”), promises to pay, in United States dollars, to the order of Contran Corporation, a corporation duly organized under the laws of the state of Delaware (“Contran”), or the holder hereof (as applicable, Contran or such holder shall be referred to as “Noteholder”), the principal sum of Fifty-Three Million Seven Hundred Five Thousand Dollars ($53,705,000.00) together with accrued and unpaid interest on the unpaid principal balance from time to time pursuant to the terms of this Unsecured Subordinated Term Promissory Note, as it may be amended from time to time (this “Note”).  This Note shall be unsecured and will bear interest on the terms set forth in Section 5 of this Note. Capitalized terms not otherwise defined shall have the meanings given to such terms in Section 18 of this Note.  Each undersigned Guarantor guarantees the payment and performance of the Guaranteed Obligations as provided in Section 6 of this Note.  This Note and the Guaranteed Obligations shall be subordinated to all Senior Indebtedness as provided in Section 19 of this Note.

Section 2.2.   Place of Payment.  All payments will be made at Noteholder’s address at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2620, Attention:  Treasurer, or such other place as Noteholder may from time to time appoint in writing.

Section 3.3.  Payments.  The unpaid principal balance of this Note and any accrued and unpaid interest thereon shall be due and payable on the Final Payment Date.  Prior to the Final Payment Date, any accrued and unpaid interest on an unpaid principal balance shall be paid in arrears quarterly on the last day of March, June, September and December of each year, commencing March 31, 2024.  All payments on this Note shall be applied first to accrued and unpaid interest, next to accrued interest not yet payable and then to principal.  If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and the payment shall be the amount owed on the original payment date.

Section 4.3.  Prepayments.  At any time on and after March 15, 2026, this Note may be prepaid in part or in full at any time without penalty.

Section 5.3.  Interest.  The unpaid principal balance of this Note shall bear interest at a rate per annum equal to eleven and one-half percent (11.50%) (the “Contract Interest Rate”).  If an Event of Default occurs and is continuing, the unpaid principal amount shall bear interest from the date of occurrence of such Event of Default until such time as such Event of Default has been cured or waived and no other Event of Default is then continuing, at a rate per annum (the “Default Interest Rate”) equal to the sum of (i) the Contract Interest Rate and (ii) three percent (3.00%).  Accrued interest on the unpaid principal of this Note at the Contract Interest Rate or the Default Interest Rate, as applicable (such applicable rate being referred to herein as the “Applicable Interest Rate”) shall be computed on the basis of a 365- or 366-day year for actual days (including the first, but excluding the last day) elapsed, but in no event shall such computation result in an amount of accrued interest that would exceed accrued interest on the unpaid principal balance during the same period at the Maximum Rate. Notwithstanding anything to the contrary, this Note is expressly limited so that in no contingency or event whatsoever shall the amount of interest paid or agreed to be paid to Noteholder exceed the Maximum Rate.  If, as a result of any circumstances whatsoever, Noteholder shall ever receive as interest an amount that would exceed the Maximum Rate, such amount that exceeds the Maximum Rate shall be applied to the reduction of the unpaid principal balance of this Note and not to the payment of interest, and if the principal amount of this Note is paid in full, any remaining amount that exceeds the Maximum Rate shall be paid to Borrower, it being the intention of Borrower and Noteholder that Noteholder shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the highest lawful rate permissible under applicable law.  All sums paid or agreed to be paid to Noteholder for the use, forbearance or detention of the indebtedness of Borrower to Noteholder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full of the principal (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Maximum Rate.  In the event that, upon the Final Payment Date, the total amount of interest paid or accrued on this Note is less than the amount of interest that would have accrued if the Applicable Interest Rate had not been limited by the Maximum Rate, then at such time, to the extent permitted by law, in addition to the principal and any other amounts Borrower owes to Noteholder, Borrower shall pay to Noteholder an amount equal to the difference between:  (i) the lesser of the amount of interest that would have accrued if the Applicable Rate had not been limited by the Maximum Rate or the amount of interest that would have accrued if the Maximum Rate had at all times been in effect; and (ii) the amount of interest actually paid on this Note.

Section 6.5.  Guarantees.

(a)Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Note and that the guarantee and waivers made by such Guarantor pursuant to this Section 6 are knowingly made in contemplation of such benefits.

(b)Each Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to Noteholder (i) the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of Borrower under this Note and (ii) the full and punctual performance within applicable grace periods of all other obligations of Borrower whether for fees, expenses, indemnification or otherwise under this Note (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).  Each Guarantor further agrees that its guarantee of the Guaranteed Obligations constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by Noteholder against Borrower or any security held by Noteholder for payment of the Guaranteed Obligations.  Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each Guarantor shall remain bound under this Section 6 notwithstanding any extension or renewal of any Guaranteed Obligation.  In furtherance of the foregoing and not in limitation of any other right which Noteholder has at law or in equity against any Guarantor by virtue hereof, upon the failure of Borrower to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by Noteholder, forthwith pay, or cause to be paid, in cash, to Noteholder an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations and (ii) all accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law).

(c)The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.

(d)Each Guarantor agrees that its guarantee of the Guaranteed Obligations shall remain in full force and effect until payment in full of all the Guaranteed Obligations.  Each Guarantor further agrees that its guarantee of the Guaranteed Obligations shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded, avoided, or must otherwise be restored by Noteholder upon or in connection with the bankruptcy or reorganization of Borrower or otherwise.

(e)Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to Noteholder in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations.  Each Guarantor further agrees that, as between it, on the one hand, and Noteholder, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Section 8 of this Note for the purposes of the guarantee by such Guarantor of the Guaranteed Obligations, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Section 8 of this Note, the Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 6.

(f)Each Guarantor, and by its acceptance of this Note, Noteholder, hereby confirms that it is the intention of all such parties that the guarantee of the Guaranteed Obligations by the Guarantors not constitute a fraudulent transfer or conveyance for purposes of applicable Bankruptcy Laws or other applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.  To effectuate the foregoing intention, Noteholder and Guarantors hereby irrevocably agree that, any term or provision of this Section 6 to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering the guarantee of the Guaranteed Obligations pursuant to this Section 6, as it relates to such Guarantor, voidable under applicable Bankruptcy Laws or other applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.  Each Guarantor that makes a payment under its guarantee of the Guaranteed Obligations shall be entitled upon payment in full of all Guaranteed Obligations to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment.

Section 7.5.  Certain Covenants.  Sections 4.03 through 4.07, 4.12 and 5.01 of the 2024 Notes Indenture, and the defined terms used in such Sections of the 2024 Notes Indenture,  are hereby incorporated, mutatis mutandis, by reference as if such sections were set forth in full herein and Borrower, and each Guarantor agrees to observe and perform each of the terms and conditions set forth in Sections 4.03 through 4.07, 4.12 and 5.01 of the 2024 Notes Indenture as such Sections relate (i) to Borrower in its capacities as the “Parent” and a “Guarantor” under the 2024 Notes Indenture, (ii) to KII, in its capacities as the “Issuer” and a “Restricted Subsidiary” under the 2024 Notes Indenture, and (iii) to each Guarantor (other than KII) in its capacities as a “Guarantor” and a “Restricted Subsidiary” under the 2024 Notes Indenture.

Section 8.5.  Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Noteholder shall have all rights and remedies available under this Note and all applicable laws, rules and regulations, including, without limitation, all rights under the Uniform Commercial Code as in effect in the State of Texas.  In conjunction with and in addition to the foregoing rights and remedies of Noteholder, upon the occurrence and during the continuance of an Event of Default, Noteholder may declare all indebtedness due under this Note, and all Guaranteed Obligations, although otherwise unmatured, to be due and payable immediately without notice or demand whatsoever provided, however, that upon the occurrence of an Event of Default under clause (iii) of the definition of Event of Default, all indebtedness under this Note and all Guaranteed Obligations shall be and become immediately due and payable without any notice or demand whatsoever.  All rights and remedies of Noteholder are cumulative and may be exercised singly or concurrently.  The failure of Noteholder to exercise any right or remedy will not be a waiver of such right or remedy.

Section 9.7.  Right of Set Off.  Noteholder shall have the right to set off (i) any amounts that may be due by Noteholder now or in the future to Borrower against any amounts due from Borrower to Noteholder under this Note, and (ii) any amounts that may be due by Noteholder now or in the future to any Guarantor against any Guaranteed Obligations due from such Guarantor to Noteholder under this Note.

Section 10.8.  Record of Outstanding Indebtedness.  The date and amount of each payment of principal outstanding under this Note or interest thereon shall be recorded by Noteholder in its records.  The principal balance outstanding and all accrued or accruing interest owed under this Note as recorded by Noteholder in its records shall be conclusive absent manifest error; provided that the failure of Noteholder to so record or any error in so recording or computing any such amount owed shall not limit or otherwise affect the obligations of Borrower under this Note to repay the principal balance outstanding and all accrued or accruing interest.

Section 11.9.  Waiver.  Borrower, each Guarantor and each other surety, endorser, guarantor, and other party now or subsequently liable for payment of this Note, severally waive demand, presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, notice of the intention to accelerate, notice of acceleration, diligence in collecting or bringing suit against any party liable on this Note, and further agree to any and all extensions, renewals, modifications, partial payments, substitutions of evidence of indebtedness, and the taking or release of any collateral with or without notice before or after demand by Noteholder for payment under this Note.

Section 12.10.  Costs and Attorneys’ Fees.  In addition to any other amounts payable to Noteholder pursuant to the terms of this Note, in the event Noteholder incurs costs in collecting on this Note (including, without limitation, costs in enforcing Noteholder’s rights against the Guarantors under Section 6 of this Note), this Note is placed in the hands of any attorney for collection, suit is filed on this Note or if proceedings are commenced in bankruptcy, receivership, reorganization, or other legal or judicial proceedings for the collection of this Note or the Guaranteed Obligations, Borrower, each Guarantor and any other guarantor, jointly and severally, agree to pay on demand to Noteholder all expenses and costs of collection, including, but not limited to, reasonable attorneys’ fees incurred in connection with any such collection, suit, or proceeding, in addition to the principal and interest then due.

Section 13.11.  Time of Essence.  Time is of the essence with respect to all of obligations and agreements of Borrower and Guarantors under this Note.

Section 14.12.  Jurisdiction and Venue.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW, PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.  BORROWER AND EACH GUARANTOR CONSENTS TO JURISDICTION IN THE FEDERAL AND STATE COURTS LOCATED IN DALLAS, TEXAS.

Section 15.13.  Notice.  Any notice or demand required by this Note shall be deemed to have been given and received on the earlier of (i) when the notice or demand is actually received by the recipient or (ii) 72 hours after the notice is deposited in the United States mail, certified or registered, with postage prepaid, and addressed to the recipient.  The address for giving notice or demand under this Note (i) to Noteholder shall be the place of payment specified in Section 2 of this Note or such other place as Noteholder may specify in writing to Borrower, (ii) to Borrower shall be the address below Borrower’s signature on this Note or such other place as Borrower may specify in writing to Noteholder, or (iii) to any Guarantor at the address below such Guarantor’s signature on this Note or such other place as such Guarantor may specify in writing to Noteholder.

Section 16.14.  Amendment or Waiver of Provisions of this Note.  No amendment or waiver of any provision of this Note shall in any event be effective unless the same shall be in a writing referring to this Note and signed by Borrower and Noteholder, or in the case of any amendment or waiver of any provision set forth in Section 6 of this Note, signed by Borrower, Noteholder and each Guarantor.  Such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given.  No waiver of any of the provisions of this Note shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.  Each Guarantor expressly acknowledges and agrees that the consent of such Guarantor shall not be required for any amendment or waiver of any provision of this Note other than the provisions set forth in Section 6 of this Note.

Section 17.14.  Successors and Assigns.  All of the covenants, obligations, promises and agreements contained in this Note made by Borrower and Guarantors shall be binding upon its and their respective successors and permitted assigns, as applicable.  Notwithstanding the foregoing, (i) Borrower shall not assign this Note or assign or delegate any of its obligations under this Note without the prior written consent of Noteholder, and (ii) Guarantor shall not assign or delegate any of its obligations under this Note without the prior written consent of Noteholder.  Noteholder at any time may assign this Note without the consent of Borrower or any Guarantor.  All of the subordination provisions set forth in Section 19 that are applicable to Noteholder shall be binding upon and applicable to any of Noteholder’s successors or assigns or any other Person holding any interest in this Note.

Section 18.  Definitions.  For purposes of this Note, the following terms shall have the following meanings:

“Bankruptcy Code” shall mean title 11 of the United States Code entitled “Bankruptcy” as now in effect, or any successor statute.

“Bankruptcy Laws” shall mean the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” shall mean any day banks are open in the state of Texas.

“Credit Facilities” shall have the meaning ascribed to such term in Section 1.01 of the 2024 Notes Indenture.

“Credit Facilities Agents” shall mean the administrative and/or collateral agent(s), if any, acting for and on behalf of the lenders under the Credit Facilities.

“Enforcement Action” shall mean (a) to take from or for the account of Borrower or any Guarantor, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing with respect to all or any portion of this Note or the Guaranteed Obligations, (b) to initiate or participate with others in any suit, action or proceeding against Borrower or any Guarantor (i) to sue for or enforce payment of the whole or any portion of this Note or the Guaranteed Obligations, (ii) to commence or file a petition commencing, or to join with any other Person in commencing or filing a petition commencing, an Insolvency or Liquidation Proceeding, or (iii) to

commence judicial enforcement of any of the rights and remedies under or in respect of this Note, the Guaranteed Obligations, or any other applicable document or agreement, or applicable law with respect to all or any portion of this Note or the Guaranteed Obligations, (c) to accelerate all or any portion of this Note or the Guaranteed Obligations, (d) to take any action to enforce any rights or remedies with respect to all or any portion of this Note or the Guaranteed Obligations, (e) to exercise any put option or to cause Borrower, any Guarantor or any other Person to honor any redemption or mandatory prepayment of all or any portion of this Note or the Guaranteed Obligations, or (f) to take any action with respect to all or any portion of this Note or the Guaranteed Obligations under the provisions of any state, federal or other law, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of Borrower or any Guarantor.

“Event of Default” wherever used herein, shall mean any one of the following events: (a) Borrower or any Guarantor fails to pay any amount due on this Note and/or any fees or sums due under or in connection with this Note after any such payment otherwise becomes due and payable and three Business Days after demand for such payment; (b) Borrower or any Guarantor otherwise fails to perform or observe any other provision contained in this Note and such breach or failure to perform shall continue for a period of thirty days after notice thereof shall have been given to Borrower or such Guarantor by Noteholder; or (c) the commencement or occurrence of an Insolvency or Liquidation Proceeding.

“Final Payment Date” shall mean the earlier of: (a) written demand by Noteholder for payment of all or part of the unpaid principal, the accrued and unpaid interest thereon and the accrued and unpaid fees thereon, but in any event no earlier than September 15, 2029; or (b) acceleration as provided herein.

“Global Revolver” shall have the meaning ascribed to such term in Section 1.01 of the 2024 Notes Indenture.

“Guarantors” shall mean KII, KLI, K(US) and any other Subsidiary of Borrower that, at any time after the date of issuance of this Note, guarantees the payment and performance of the Senior Obligations.

“Indebtedness” shall have the meaning ascribed to such term in Section 1.01 of the 2024 Notes Indenture.

“Insolvency or Liquidation Proceeding” shall have the meaning ascribed to such term in Section 1.01 of the 2024 Notes Indenture.

“KII” shall mean Kronos International, Inc., a corporation duly organized under the laws of Delaware.

“KLI” shall mean Kronos Louisiana, Inc., a corporation duly organized under the laws of Delaware.

“K(US)” shall mean Kronos (US), Inc., a corporation duly organized under the laws of Delaware.

“Maximum Rate” shall mean the highest lawful rate permissible under applicable law for the use, forbearance or detention of money.

“New Senior Notes” shall mean the 9.50% Senior Secured Notes due 2029 issued by KII pursuant to the 2024 Notes Indenture.

“Old Senior Notes” shall mean the 3.750% Senior Secured Notes due 2025 issued by KII pursuant to the 2017 Notes Indenture.

“Parent” shall mean Borrower.

“Payment in Full” or “Paid in Full” shall mean that all Senior Indebtedness shall have been extinguished, redeemed, defeased, retired or otherwise repaid in full in cash.

“Permitted Additional Notes Priority Debt” shall have the meaning ascribed to such term in Section 1.01 of the 2024 Notes Indenture.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Restricted Subsidiary” shall have the meaning ascribed to such term in Section 1.01 of the 2024 Notes Indenture.

“Senior Indebtedness” shall mean (a) all Indebtedness of KII, as “Issuer”, and of Borrower, KLI and K(US) as “Guarantors”, in respect of the New Senior Notes, the Old Senior Notes, and the Permitted Additional Notes Priority Debt, and (b) all Indebtedness of the Parent and its Restricted Subsidiaries under any Credit Facilities (including, without limitation, the Global Revolver).

“Subsidiary” shall mean with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Trustees/Collateral Agents” shall mean the Trustee and Collateral Agent under the 2017 Notes Indenture and the Trustee and Collateral Agent under the 2024 Notes Indenture.

“2017 Notes Indenture” shall mean the Indenture dated as of September 13, 2017 among KII, as “Issuer”, the Guarantors (including Borrower) named therein, as “Guarantors”, and Deutsche Bank Trust Company Americas, as “Trustee”, “Collateral Agent”, “paying agent”, “registrar” and “transfer agent”, with respect to the Old Senior Notes, as the same may be amended or amended and restated from time to time.

“2024 Notes Indenture” shall mean the Indenture dated as of February 12, 2024 among KII, as “Issuer”, the Guarantors (including Borrower) named therein, as “Guarantors”, and Deutsche Bank Trust Company Americas, as “Trustee”, “Collateral Agent”, “paying agent”, “registrar” and “transfer agent”, with respect to the New Senior Notes, as the same may be amended or amended and restated from time to time.

Section 19.  Subordination.

(a)Borrower, each Guarantor and Noteholder by its acceptance of this Note, agrees that the payment of this Note and the Guaranteed Obligations is subordinate in right and time of payment, to the extent and in the manner set forth in this Section 19, to the prior Payment in Full of all Senior Indebtedness.  Each holder of Senior Indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired such Senior Indebtedness in reliance upon the subordination provisions set forth in this Section 19.
(b)No payment or distribution in respect of this Note or the Guaranteed Obligations, including, without limitation, principal, interest, fees, expenses, or other amounts, whether mandatory or voluntary, whether by setoff, recoupment, or otherwise, shall be made by Borrower or any Guarantor, or accepted by Noteholder, prior to Payment in Full of all Senior Indebtedness, except that so long as no Event of Default under or as defined in the 2017 Notes Indenture, the 2024 Notes Indenture or the Credit Facilities, shall have occurred and be continuing, Borrower may make and Noteholder may accept, receive and retain, (i) regularly scheduled cash payments of interest on this Note at the Applicable Interest Rate on the payment dates specified in Section 3, and (ii) payments and prepayments of principal in respect of this Note at the times and subject to limitations on the making of such payments and prepayments of principal under the 2017 Notes Indenture, the 2024 Notes Indenture and the Credit Facilities (each a “Permitted Payment”).
(c)If any payment or distribution on account of all or any portion of this Note or the Guaranteed Obligations not permitted to be made or accepted pursuant to the subordination provisions set forth in this Section 19 is made and received by or on behalf of Noteholder, such payment or distribution shall not be commingled with any of the assets of Noteholder, shall be held in trust by such Noteholder for the benefit of the holders of the

Senior Indebtedness and shall be promptly paid over to the Trustees/Collateral Agents, the Credit Facilities Agents, the holders of Senior Indebtedness and/or to any other Person acting as agent for the holders of Senior Indebtedness, if any, as applicable, for application to the payment of the Senior Indebtedness, until all Senior Indebtedness shall have been Paid in Full.
(d)Except with respect to Permitted Payments, until all Senior Indebtedness has been Paid in Full, Noteholder shall not, without the prior written consent of the Trustees/Collateral Agents, the Credit Facilities Agents, and/or the holders of the Senior Indebtedness or their agent, if any, take any Enforcement Action.  Any payments or distributions of assets or other proceeds of any Enforcement Action obtained by Noteholder in violation of the foregoing prohibition shall in any event be held in trust by Noteholder for the benefit of the holders of the Senior Indebtedness and shall be promptly paid over to the Trustees/Collateral Agents, the Credit Facilities Agents, the holders of Senior Indebtedness and/or to any other Person acting as agent for the holders of Senior Indebtedness, if any, as applicable, for application to the payment of the Senior Indebtedness, until all Senior Indebtedness shall have been Paid in Full.
(e)In the event of any Insolvency or Liquidation Proceeding: (i) all Senior Indebtedness shall first be Paid in Full before any payment or distribution, whether in cash, securities or other property, shall be made to Noteholder with respect to all or any portion of this Note or the Guaranteed Obligations; and (ii) any payment or distribution by the Borrower or any Guarantor, whether in cash, securities or other property which would otherwise, but for the terms of the subordination provisions set forth in this Section 19, be payable in respect of this Note or the Guaranteed Obligations shall be paid directly to the Trustees/Collateral Agents, the Credit Facilities Agents or to the holders of Senior Indebtedness or any other Person acting as their agent, if any, as applicable, for application to the Senior Indebtedness until all Senior Indebtedness has been Paid in Full; Noteholder hereby irrevocably authorizes and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority to make payments on account of Borrower or any Guarantor, to pay all such payments and distributions directly to the Trustees/Collateral Agents, Credit Facilities Agents, or to the holders of Senior Indebtedness or any other Person acting as their agent, if any, as applicable.  Noteholder agrees to file all claims against the Borrower or any Guarantor, as applicable, in any Insolvency or Liquidation Proceeding in which the filing of claims is required by law or court order in respect of any Senior Indebtedness or amounts evidenced by this Note, and the Trustees/Collateral Agents, Credit Facilities Agents, or to the holders of Senior Indebtedness shall be entitled to all of such Noteholder’s rights thereunder. If for any reason Noteholder fails to file such claim at least ten Business Days prior to the last date on which such claim is required to be deemed timely filed, Noteholder hereby irrevocably authorizes and appoints the Trustees/Collateral Agents, Credit Facilities Agents, or the holders of Senior Indebtedness to file such claim in Borrower’s name or, in such Trustees/Collateral Agents, Credit Facilities Agents, or the holders of Senior Indebtedness’s discretion, to assign such claim to and cause such proof of claim to be filed in the name of the relevant agent or holder or its nominee.
(f)Noteholder acknowledges and agrees that the Trustees/Collateral Agents, the Credit Facilities Agents, or the holders of Senior Indebtedness or any other Person acting as their agent, if any, as applicable, may in accordance with the terms of the 2024 Notes Indenture, 2017 Notes Indenture, Credit Facilities or any other instrument, agreement or other document governing the Senior Indebtedness, as applicable, without notice or demand and without negatively affecting or impairing any rights or remedies of the Trustees/Collateral Agents, the Credit Facilities Agents, or the holders of Senior Indebtedness or any other Person acting as their agent, if any, as applicable, under the subordination provisions set forth in this Section 19 and without limiting any obligations of Noteholder under the subordination provisions set forth in this Section 19: (i) amend, restate, supplement, or otherwise modify the 2024 Notes Indenture, the 2017 Notes Indenture, the Credit Facilities or any other instrument, agreement or other document governing the Senior Indebtedness; (ii) take or hold security for the payment of any or all of the Senior Indebtedness and exchange, enforce, foreclose upon, waive and release any such security; (iii) apply such security and direct the order or manner of sale thereof as the Trustee/Collateral Agent or the holders of Senior Indebtedness or any other Person acting as their agent, if any, as applicable, in their or its sole discretion, may determine; (iv) release and substitute one or more endorsers, warrantors, issuers, borrowers or other obligors with respect to all or any portion of the Senior Indebtedness; and (v) exercise or refrain from exercising any rights against Borrower, any Guarantor or any other Person with respect to all or any portion of the Senior Indebtedness.  All of the Senior Indebtedness shall continue to be treated as Senior Indebtedness and all of the subordination provisions set forth in this Section 19 shall continue to govern the relative rights and priorities of the Trustees/Collateral Agents, Credit Facilities Agents and of the holders of Senior Indebtedness or any other Person acting as their agent, if any, as applicable, on the one hand, and Noteholder, on the other, even if all or part of the Senior Indebtedness or the security interests securing the Senior Indebtedness are subordinated, set aside, avoided, invalidated or disallowed for any reason.

(g)Noteholder agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, allowability, validity, perfection or priority of all or any portion of the Senior Indebtedness or any liens and security interests securing all or any portion of the Senior Indebtedness.
(h)If, at any time, all or part of any payment with respect to the Senior Indebtedness made by Borrower or any Guarantor is rescinded, avoided, or must otherwise be returned by any holder of the Senior Indebtedness for any reason (including, without limitation, as a result of or in connection with any Insolvency or Liquidation Proceeding), the subordination provisions set forth in this Section 19 shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made and such rescinded, avoided, or returned payment shall continue to be treated as Senior Indebtedness for all purposes of the subordination provisions set forth in this Section 19.
(i)Until all of the Senior Indebtedness has been Paid in Full, without the prior written consent of the Trustees/Collateral Agents, the Credit Facilities Agents or the holders of Senior Indebtedness or any other Person acting as their agent, if any, as applicable, none of the subordination provisions set forth in this Section 19 may be amended, modified, supplemented or waived.  Each holder of the Senior Indebtedness is an intended third party beneficiary of all of the terms of the subordination provisions set forth in this Section 19 and the Trustees/Collateral Agents, the Credit Facilities Agents, and holders of Senior Indebtedness or any other Person acting as their agent, if any, as applicable, may directly enforce each of the subordination provisions set forth in this Section 19 against Noteholder and each other applicable Person. Noteholder shall at all times be bound by all of the subordination provisions set forth in this Section 19 and acknowledges and agrees that such subordination provisions constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code or any comparable provision of any other applicable Bankruptcy Laws.  If so requested by the Trustees/Collateral Agents, the Credit Facilities Agents or the holders of Senior Indebtedness, or any Person acting as their agent, if any, as applicable, Noteholder shall enter into one or more subordination agreements with the Trustees/Collateral Agents, the Credit Facilities Agents or the holders of the Senior Indebtedness or any Person acting at their agent, if any, as applicable, containing terms consistent with the subordination provisions set forth in this Section 19.

{End of Text; Signature Pages Follow}

IN WITNESS WHEREOF, Borrower and each Guarantor has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

Borrower:

Kronos Worldwide, Inc.

By:	/s/ Tim C. Hafer

Name: Tim C. Hafer

Title:  Chief Financial Officer

Address:

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240-2620

Guarantors:

Kronos International, Inc.

By:	/s/ Tim C. Hafer

Name: Tim C. Hafer

Title:  Chief Financial Officer

Address:

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240-2620

Kronos Louisiana, Inc.

By:	/s/ Tim C. Hafer

Name: Tim C. Hafer

Title:  Chief Financial Officer

Address:

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240-2620

Kronos (US), Inc.

By:	/s/ Tim C. Hafer

Name: Tim C. Hafer

Title:  Chief Financial Officer

Address:

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240-2620